Exhibit 99.1

Vanda Pharmaceuticals Reports First Quarter 2014 Results

WASHINGTON – May 8, 2014 – Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders, today announced financial and operational results for the first quarter ended March 31, 2014.

Key Highlights:

•	On January 31, 2014, Vanda announced that the U.S. Food and Drug Administration (FDA) approved HETLIOZ™ (tasimelteon) 20mg capsules for the treatment of Non-24-Hour Sleep-Wake Disorder (Non-24). Non-24 affects the majority of totally blind individuals and it is estimated that approximately 80,000 Americans have the disorder.

•	On April 21, 2014, Vanda launched HETLIOZ™ in the U.S. HETLIOZSolutions™ was also launched to support and facilitate the treatment of blind individuals in the U.S. living with Non-24.

FIRST QUARTER 2014 REPORTED RESULTS

Total revenues for the first quarter of 2014 were $9.1 million, compared to $8.1 million for the first quarter of 2013. First quarter 2014 revenues included $1.7 million in Fanapt® royalties received from Novartis as compared to royalties of $1.5 million for the first quarter of 2013. Licensing revenues recognized from the amortization of the $200.0 million upfront payment received from Novartis for Fanapt® U.S. and Canadian rights were $7.5 million for the first quarter 2014, compared to $6.6 million for the first quarter of 2013. The higher amortization amount in the first quarter of 2014 resulted from a shortening of the expected patent life for Fanapt® in the U.S.

Total operating expenses for the first quarter of 2014 were $35.7 million, compared to $12.6 million for the first quarter of 2013. Selling, general and administrative expenses of $27.9 million for the first quarter of 2014 were $23.7 million higher than for the same period in 2013 and reflect the increased commercial activity in preparation for the launch of HETLIOZ™ in the U.S.

First quarter 2014 financial results include $10.0 million for milestone payments associated with the FDA approval of the HETLIOZ™ New Drug Application. An $8.0 million milestone payment was made to Bristol-Myers Squibb, which payment is treated as an intangible asset and will be amortized over the expected patent life of HETLIOZ™ in the U.S. A $2.0 million regulatory consulting milestone payment was expensed to Research & development in the first quarter of 2014.

Vanda recorded a net loss of $26.5 million for the first quarter of 2014, compared to a net loss of $4.5 million for the first quarter of 2013. Diluted net loss per share for the first quarter of 2014 was $0.79, compared to a diluted net loss per share of $0.16 for the same period in 2013.

Cash, cash equivalents and marketable securities (Cash) were $100.4 million as of March 31, 2014.

First Quarter 2014 Key Financial Figures(1) (2)

	Three Months Ended
($ in thousands, except per share amounts)	March 31 2014	December 31 2013	Change ($)	Change (%)
Total revenues	$9,143	$8,783	$360	4%
Research & development expenses	7,263	6,270	993	16%
Selling, general & administrative expenses	27,893	9,927	17,966	181%
Non-cash stock-based compensation [3]	1,393	1,407	(14)	(1%)
Net loss	(26,533)	(7,747)	(18,786)	(242%)
Diluted net loss per share	$(0.79)	$(0.23)	$(0.56)	(243%)

Select Cash Flow Data(1)(2)

	Three Months Ended
($ in thousands)	March 31 2014	March 31 2013
Net cash provided by (used in)
Operating activities	$(23,904)	$(9,125)
Investing activities	389	30,477
Financing activities	2,011	(193)

Select Balance Sheet Data(1)

($ in thousands)	March 31 2014	December 31 2013	March 31 2013
Total cash and marketable securities	$100,402	$130,350	$110,932

(1)	Unaudited.
(2)	Prior year amounts have been restated to reflect a change in accounting method for the attribution of stock-based compensation. Refer to footnote 3 in the quarterly report on Form 10Q for the quarter ending March 31, 2014.
(3)	Non-cash stock-based compensation is allocated to both Research & development and Selling, general & administrative expenses.

OPERATIONAL HIGHLIGHTS

On January 31, 2014, Vanda announced that the FDA approved HETLIOZ™ 20mg capsules for the treatment of Non-24. HETLIOZ™ is the first medication approved by the FDA for the treatment of Non-24. Non-24 affects the majority of totally blind individuals and it is estimated that approximately 80,000 Americans have the disorder.

On April 21, 2014, Vanda launched HETLIOZ™ in the U.S. HETLIOZSolutions™ was launched to support and facilitate the treatment of blind individuals in the U.S. living with Non-24. HETLIOZSolutions™ provides patients with a host of resources including information about Non-24 and HETLIOZ™, insurance support, overview of financial assistance programs, and pharmacy access.

During the first quarter of 2014, the Non-24 Disease Awareness campaign was expanded with radio and television advertisements broadcast nationwide. Our awareness campaign has resulted in over 7,000 responses by individuals who opted in to learn more about Non-24 and its treatment. The majority of responders are likely patients and friends and family of blind individuals. We have begun identifying Patient Directed Physician (PDP) targets and, over the last few weeks, our field force has called upon approximately 500 PDPs, which we believe will benefit patients as they seek appropriate treatment for their condition.

Vanda expects to file for European regulatory approval of HETLIOZ™ during 2014. This begins the effort to expand the availability of HETLIOZ™ to markets outside of the U.S. HETLIOZ™ was previously granted orphan drug designation by the European Commission for the treatment of Non-24.

Vanda recorded first quarter 2014 revenues of $9.1 million including Fanapt® royalties of $1.7 million. Fanapt® prescriptions, as reported by IMS, were approximately 40,600 for the first quarter of 2014. This represents a 6% decrease versus fourth quarter 2013 prescriptions and a 5% increase over first quarter 2013 Fanapt® prescriptions.

2014 FINANCIAL GUIDANCE

•	Total 2014 operating expenses are expected to be between $110.0 and $120.0 million. This includes intangible asset amortization expense of $2.5 million and $6.0 to $8.0 million of non-cash stock based compensation. Total 2013 operating expenses were $54.3 million.

•	Full year 2014 expenses are expected to reflect lower research and development spending as compared to 2013 and an increase in commercial spending to support the commercial launch of HETLIOZ™ in the U.S.

Full HETLIOZ™ Prescribing Information can be found at: www.hetlioz.com.

CONFERENCE CALL

Vanda has scheduled a conference call for today, Thursday, May 8, 2014, at 10:00 AM ET. During the call, Vanda’s management will discuss the first quarter 2014 financial results and other corporate activities. Investors can call 1-888-895-5271 (domestic) and 1-847-619-6547 (international) and use passcode 37132179. A replay of the call will be available beginning Thursday, May 8, 2014 at 12:30 PM ET and will be accessible until Thursday, May 15, 2014, at 11:59 PM ET. The replay call-in number is 1-888-843-7419 for domestic callers and 1-630-652-3042 for international callers. The access number is 37132179.

The conference call will be broadcast simultaneously on Vanda’s website, www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release, including, but not limited to, the guidance provided under “2014 FINANCIAL GUIDANCE” above, are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “target,” “goal,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: Vanda’s ability to successfully commercialize HETLIOZ™ for the treatment of Non-24 in the U.S., uncertainty as to the market awareness of Non-24 and the market acceptance of HETLIOZ™, Vanda’s dependence on third-party manufacturers to manufacture HETLIOZ™ in sufficient quantities and quality, Vanda’s limited sales and marketing infrastructure, the regulatory status of tasimelteon in Europe and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended March 31, 2014, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31 2014	March 31 2013 (1)
Revenues:
Licensing agreement	$7,452	$6,606
Royalty revenue	1,691	1,462

Total revenues	9,143	8,068
Operating expenses:
Research and development	7,263	8,111
Selling, general and administrative	27,893	4,153
Intangible asset amortization	565	369

Total operating expenses	35,721	12,633

Loss from operations	(26,578)	(4,565)
Other income	45	46

Loss before tax benefit	(26,533)	(4,519)
Tax benefit	—	—

Net loss	$(26,533)	$(4,519)

Net loss per share:
Basic and diluted	$(0.79)	$(0.16)

Shares used in calculations of net loss per share:
Basic and diluted	33,678,706	28,345,555

(1)	Prior year amounts have been restated to reflect a change in accounting method for the attribution of stock-based compensation. Refer to footnote 3 in the quarterly report on Form 10Q for the quarter ending March 31, 2014.

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in thousands)	March 31, 2014	December 31, 2013 (1)
ASSETS
Current assets:
Cash and cash equivalents	$43,260	$64,764
Marketable securities	57,142	65,586
Accounts receivable	1,691	2,031
Inventory	192	—
Prepaid expenses and other current assets	3,132	2,703
Restricted cash	100	530

Total current assets	105,517	135,614
Property and equipment, net	2,208	2,198
Intangible asset, net	12,472	5,037
Restricted cash, non-current	785	500

Total assets	$120,982	$143,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$953	$661
Accrued liabilities	13,164	5,180
Deferred rent	228	221
Deferred revenues	31,059	26,789

Total current liabilities	45,404	32,851
Deferred rent, non-current	2,831	2,888
Deferred revenues, non-current	51,764	63,486

Total liabilities	99,999	99,225

Stockholders’ equity:
Common stock	34	33
Additional paid-in capital	355,644	352,240
Accumulated other comprehensive income	8	21
Accumulated deficit	(334,703)	(308,170)

Total stockholders’ equity	20,983	44,124

Total liabilities and stockholders’ equity	$120,982	$143,349

(1)	Prior year amounts have been restated to reflect a change in accounting method for the attribution of stock-based compensation. Refer to footnote 3 in the quarterly report on Form 10Q for the quarter ending March 31, 2014.

INVESTOR CONTACT:

Chad Rubin

Vice President

The Trout Group

(646) 378-2947

crubin@troutgroup.com

SOURCE Vanda Pharmaceuticals Inc.